Exhibit 99.1

PO Box 967	300 Market Street	Williamsport, PA 17703-0967	570-322-1111	wwww.jssb.com	NASDAQ SYMBOL: PWOD

Penns Woods Bancorp, Inc. Announces 2nd Quarter 2004 Earnings

July 12, 2004, Jersey Shore, PA - Mr. Ronald A. Walko, President and Chief Executive Officer and Mr. Theodore H. Reich, Chairman Emeritus, announced second quarter 2004 financial results for Penns Woods Bancorp, Inc. (PWOD), parent company of Jersey Shore State Bank.

Consolidated net earnings for the six months ended June 30, 2004 were $5,477,000 or $1.65 per basic and dilutive share.  Operating earnings, excluding tax adjusted net security gains of $744,000, were $4,733,000 for the first half of 2004 representing a 10.0% increase over operating earnings of $4,303,000 for the same period in 2003 excluding tax adjusted net security gains of $1,221,000.

Return on average assets (ROA) and return on average equity (ROE) for the six months ended June 30, 2004 were 2.07% and 15.44%, respectively compared to ROA of 2.29% and ROE of 16.63% for the first half of 2003.

Total assets grew by $28,019,000 over the past twelve months to $543,228,000 with loans advancing by $45,828,000 to $300,718,000.  During this same time period, total deposits grew 8.28% or $28,186,000 to $368,750,000 with most of this growth occurring in municipal deposits.  Centre County has had a well defined impact on our growth with construction to start on our State College North Atherton Street office commencing in the second half of this year.

Penns Woods Bancorp, Inc. recently paid a cash dividend of $.35 per share to shareholders of record on June 11, 2004 bringing dividends paid for the first half of 2004 to $.70.  This represents a 27% increase in our payout compared to the dividend paid in the first two quarters of 2003. Shareholders’ equity per share is $20.56.  The high for PWOD stock was $46.91 and the low was $42.47 during the second quarter of 2004.

Penns Woods Bancorp, Inc. is the parent company of Jersey Shore State Bank, which operates twelve branch offices providing services in Lycoming, Clinton and Centre Counties.  Investment and insurance products are also offered through the bank’s subsidiary, The M Group, Inc. D/B/A The Comprehensive Financial Group.

CONSOLIDATED

BALANCE SHEET

(Unaudited)

	JUNE 30,
	2004	2003
	(IN THOUSANDS)

ASSETS:
Cash and due from banks	$11,261	$14,109
Investment securities available for sale	200,084	218,731
Investment securities held to maturity	658	966
Loans held for sale	5,158	2,622
Loans, net of unearned discount of $1,062 and $832	300,718	254,890
Allowance for loan and lease losses	(3,157)	(3,041)
LOANS, NET	297,561	251,849
Bank premises and equipment, net	4,693	4,652
Accrued interest receivable	2,207	2,545
Bank-owned life insurance	9,088	8,711
Goodwill	3,032	3,032
Other assets	9,486	7,992
TOTAL ASSETS	$543,228	$515,209
LIABILITIES:
Interest-bearing deposits	$302,480	$282,097
Noninterest-bearing deposits	66,270	58,467
TOTAL DEPOSITS	368,750	340,564
Short-term borrowings	26,484	29,306
Other borrowings	75,878	70,878
Accrued interest payable	859	957
Other liabilities	3,020	4,489
TOTAL LIABILITIES	474,991	446,194
SHAREHOLDERS’ EQUITY:
Common stock par value $10.00, 10,000,000 shares authorized; 3,327,457 and 3,138,132 shares issued	33,274	31,381
Additional paid-in capital	17,581	18,322
Retained earnings	16,175	15,455
Accumulated other comprehensive gain	1,546	7,354
Less: Treasury stock at cost, 8,000 and 107,703 shares	(339)	(3,497)
TOTAL SHAREHOLDERS’ EQUITY	68,237	69,015
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$543,228	$515,209

THIS INTERIM STATEMENT IS SUBJECT TO YEAR-END AUDIT ADJUSTMENT

CONSOLIDATED

STATEMENT OF INCOME

(Unaudited)

	For the Six Months Ended June 30,
	2004	2003
	(IN THOUSANDS)

INTEREST INCOME:
Interest and fees on loans	$10,028	$9,902
Interest and dividends on investments:
Taxable	4,066	2,769
Tax-exempt	711	1,593
Other dividend and interest income	54	79
TOTAL INTEREST AND DIVIDEND INCOME	14,859	14,343
INTEREST EXPENSE:
Interest on deposits	2,317	3,122
Interest on short-term borrowings	236	172
Interest on other borrowings	1,713	1,487
TOTAL INTEREST EXPENSE	4,266	4,781
NET INTEREST INCOME	10,593	9,562
PROVISION FOR LOAN LOSSES	150	135
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,443	9,427
OTHER INCOME:
Service charges	998	937
Securities gains, net	1,128	1,851
Earnings on bank-owned life insurance	180	207
Insurance commissions	1,159	750
Other operating income	622	483
TOTAL OTHER INCOME, NET	4,087	4,228
OTHER EXPENSES:
Salaries and employee benefits	3,865	3,320
Occupancy expense, net	473	465
Furniture and equipment expense	495	548
Pennsylvania shares tax expense	246	228
Other operating expenses	1,847	1,764
TOTAL OTHER EXPENSES	6,926	6,325
INCOME BEFORE INCOME TAX PROVISION	7,604	7,330
APPLICABLE INCOME TAX PROVISION	2,127	1,806
NET INCOME	$5,477	$5,524
EARNINGS PER SHARE - BASIC	$1.65	$1.66
EARNINGS PER SHARE - DILUTED	$1.65	$1.66
Basic weighted average shares outstanding	3,320,649	3,333,309

THIS INTERIM STATEMENT IS SUBJECT TO YEAR-END AUDIT ADJUSTMENT

Previous press releases and additional information can be obtained from the company’s website at www.jssb.com.

THIS INFORMATION IS SUBJECT TO YEAR-END AUDIT ADJUSTMENT

Contact:         Ronald A. Walko

(570) 322-1111

(888) 412-5772 (Toll-Free in Pennsylvania)

email-jssb@jssb.com